Exhibit 99.1

FOR IMMEDIATE RELEASE

Logan Ridge Finance Corporation Reports Third Quarter 2022 Financial Results

Reports Net Investment Income of $0.07 per Share, a Significant Milestone for Logan Ridge

Continues to Exit Legacy Equity Portfolio Positions and Redeploy Proceeds into Interest-Earning Investments

NEW YORK, November 8, 2022 – Logan Ridge Finance Corporation (“LRFC”, “Logan Ridge” or the “Company”) (Nasdaq: LRFC) today announced its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Milestones

•	Reported positive Net Investment Income (NII) of $0.2 million or $0.07 per share, an increase of $1.1 million compared to the preceding 2022 quarter.

•	Investment income increased $0.4 million due to net deployment as well as increase in base rate.

•	Interest expense decreased $0.6 million due to the refinancing of the entire debt capital structure over the last year.

•	Gross and net leverage increased to 1.1x and 1.0x, respectively, compared to 1.0x and 0.8x, respectively, as of the preceding 2022 quarter.

•

Made first capital commitment to the Great Lakes Joint Venture. Management plans to increase its commitment to this investment vehicle as it continues to successfully exit legacy equity portfolio positions.

•	Subsequent to quarter end, LRFC successfully exited equity investment in Burke America Parts Group, LLC for cash proceeds of $2.7 million, further reducing the Company’s non-yielding equity portfolio.

Management Commentary

Ted Goldthorpe, Chief Executive Officer and President of LRFC, said, “The third quarter of 2022 was a significant milestone for Logan Ridge and puts the Company closer to its goal of reinstating the dividend, as it marks the first quarter of positive NII for the company since Mount Logan Management took over as its investment advisor. The NII this quarter was largely a result of the hard work we have put in over the past 15 months to execute on our strategic initiatives. Also, during the third quarter, Logan Ridge made its inaugural capital commitment to our Great Lakes Joint Venture, an investment which we will look to increase as we continue to exit the legacy equity portfolio. Heading into the fourth quarter, our portfolio is stable and non-accruals remain low as a percentage of the total portfolio at fair value. Under our stewardship, the Company has greatly increased the diversity of the portfolio and reduced the average position size. Due to the current strength of our portfolio and the execution on our growth initiatives, we believe we are well positioned to take advantage of new opportunities arising from the current credit environment. Over the coming quarters, we will remain laser focused on growing the portfolio, seeking to achieve our target leverage ratio of 1.3x-1.4x, increasing the earnings power of the portfolio, and improving our overall financial performance.”

Selected Third Quarter 2022 Financial Information

•	Total investment income was $3.8 million for the third quarter of 2022 as compared to $3.4 million for the third quarter of 2021.

•	NII was $0.2 million for the third quarter of 2022. This compares to a net investment loss of $1.5 million reported in the third quarter of 2021.

•	Total operating expenses for the third quarter of 2022 declined to $3.6 million as compared to $4.9 million in the third quarter of 2021.

•

The investment portfolio as of September 30, 2022 consisted of investments in 54 portfolio companies with a fair value of approximately $193.1 million. This compares to 33 portfolio companies with a fair value of approximately $195.4 million as of September 30, 2021.

•

Deployment remained strong. During the third quarter, the Company made approximately $36.7 million of investments and had approximately $17.1 million in repayment and sales, resulting in net deployment of approximately $19.6 million for the period.

•	Net asset value as of September 30, 2022 was $98.2 million, or $36.21 per share, as compared to $107.1 million, or $39.48 per share, as of December 31, 2021.

•	Cash and cash equivalents as of September 30, 2022 were $11.3 million as compared to $39.1 million as of December 31, 2021.

•

Debt investment portfolio as of September 30, 2022, which represented 79.4% of our total portfolio at fair value, had a weighted average annualized yield of approximately 8.9% (excluding non-accruals and collateralized loan obligations). As of December 31, 2021, our debt investment portfolio, which represented 67.4% of the fair value of our total portfolio, had a weighted average annualized yield of approximately 8.1% (excluding non-accruals and collateralized loan obligations). As of September 30, 2022 and December 31, 2021, 23.7% and 22.8% of the fair value of our debt investment portfolio was bearing a fixed rate of interest, respectively.

•

Non-yielding equity portfolio reduced. As of September 30, 2022, the non-yielding equity portfolio had declined 17.6% and 17.0% of the Company’s total investments on a cost and fair value basis, respectively.

•

No new non-accruals as of September 30, 2022. The Company had debt investments in two portfolio companies on non-accrual status with an aggregate amortized cost of $12.1 million and an aggregate fair value of $8.9 million, which represented 6.0% and 4.6% of the investment portfolio, respectively as of September 30, 2022. As of December 31, 2021, we had debt investments in two portfolio companies on non-accrual status with aggregate amortized cost of $12.7 million and an aggregate fair value of $7.6 million, which represented 6.7% and 3.8% of the investment portfolio, respectively.

Results of Operations

Operating results for the three and nine months ended September 30, 2022 and 2021 were as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
$ in thousands	2022	2021	2022	2021
Total investment income	$3,748	$3,372	$10,389	$13,342
Total expenses, net of incentive fee waiver	3,566	4,882	12,186	15,601

Net investment income (loss)	182	(1,510)	(1,797)	(2,259)
Net realized (loss) gain on investments	(5,192)	7,425	10,274	349
Net change in unrealized appreciation (depreciation) on investments	2,049	(9,401)	(17,330)	4,039
Net realized loss on extinguishment of debt	—	—	—	(815)

Net (decrease) increase in net assets resulting from operations	$(2,961)	$(3,486)	$(8,853)	$1,314

Investment Income

The composition of investment income for the three and nine months ended September 30, 2022 and 2021 was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
$ in thousands	2022	2021	2022	2021
Interest income	$3,373	$3,248	$9,566	$11,969
Payment-in-kind interest	297	100	737	393
Dividend income	—	24	—	739
Other income	78	—	86	241

Total investment income	$3,748	$3,372	$10,389	$13,342

Fair Value of Investments

The following table summarizes the amortized cost and the fair value of investments as of September 30, 2022:

($ in thousands)	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$124,030	61.2%	$119,426	61.9%
Second Lien Debt	9,020	4.4%	7,773	4.0%
Subordinated Debt	26,501	13.1%	26,096	13.5%
Collateralized Loan Obligations	7,267	3.6%	6,664	3.5%
Joint Venture	277	0.1%	270	0.1%
Equity and Warrants	35,648	17.6%	32,891	17.0%

Total	$202,743	100.0%	$193,120	100.0%

The following table summarizes the amortized cost and the fair value of investments as of December 31, 2021:

($ in thousands)	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$103,667	54.4%	$98,251	49.6%
Second Lien Debt	30,048	15.8%	30,190	15.2%
Subordinated Debt	5,050	2.6%	5,050	2.6%
Equity and Warrants	51,717	27.2%	64,698	32.6%

Total	$190,482	100.0%	$198,189	100.0%

Interest Rate Risk

Based on our September 30, 2022 consolidated statement of assets and liabilities, the following table shows the annual impact on net income (excluding the potential related incentive fee impact) of base rate changes in interest rates (considering interest rate floors for variable rate securities) assuming no changes in our investment and borrowing structure:

Basis Point Change	Increase (decrease) in interest income	(Increase) decrease in interest expense	Increase (decrease) in net income
Up 300 basis points	$3,952	$(1,392)	$2,560
Up 200 basis points	2,635	(928)	1,707
Up 100 basis points	1,317	(464)	853
Down 100 basis points	(1,317)	464	(853)
Down 200 basis points	(2,520)	928	(1,592)
Down 300 basis points	(3,174)	1,226	(1,948)

Conference Call and Webcast

LRFC will discuss these results in a conference call on Wednesday, November 9, 2022 at 10:00 am ET.

To access the call, please dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 2780266.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website, loganridgefinance.com, in the Investor Relations section, under Events and Presentations. The webcast can also be accessed by clicking the following link: Logan Ridge Third 2022 Conference Call. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle market companies. The Company invests in performing, well-established middle market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. is an alternative asset management company that is focused on public and private debt securities in the North American market. The Company seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. The Company actively sources, evaluates, underwrites, manages, monitors and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,”

“believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For additional information, contact:

Logan Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, NY 10022

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-5046

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Logan Ridge Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of September 30,	As of December 31,
	2022	2021
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $172,131 and $131,829, respectively)	$166,404	$129,991
Affiliate investments (amortized cost of $30,612 and $49,803, respectively)	26,716	61,359
Control investments (amortized cost of $0 and $8,850, respectively)	—	6,839

Total investments at fair value (amortized cost of $202,743 and $190,482, respectively)	193,120	198,189
Cash and cash equivalents	11,263	39,056
Interest and dividend receivable	1,162	929
Prepaid expenses	2,908	3,358
Receivable for unsettled trades	—	685
Other assets	30	—

Total assets	$208,483	$242,217

LIABILITIES
2022 Notes (net of deferred financing costs of zero and $46, respectively)	$—	$22,787
2022 Convertible Notes (net of deferred financing costs of zero and $167, respectively)	—	51,921
2026 Notes (net of deferred financing costs and original issue discount of $1,509 and $1,552, respectively)	48,491	48,448
2032 Convertible Notes (net of deferred financing costs and original issue discount of $1,146 and zero, respectively)	13,854	—
KeyBank Credit Facility (net of deferred financing costs of $1,391 and $353, respectively)	44,385	(353)
Management and incentive fees payable	927	1,065
Interest and financing fees payable	1,289	911
Payable for unsettled trades	381	9,265
Accounts payable and accrued expenses	980	1,144

Total liabilities	$110,307	$135,188

Commitments and contingencies
NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 2,711,068 and 2,711,068 common shares issued and outstanding, respectively	$27	$27
Additional paid in capital	188,846	188,846
Total distributable loss	(90,697)	(81,844)

Total net assets	$98,176	$107,029

Total liabilities and net assets	$208,483	$242,217

Net asset value per share	$36.21	$39.48

Logan Ridge Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2022	2021	2022	2021
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$3,162	$2,079	$8,817	$8,177
Affiliate investments	176	1,072	521	3,499
Control investments	35	97	228	293

Total interest and fee income	3,373	3,248	9,566	11,969

Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	250	—	597	95
Affiliate investments	47	100	140	298

Total payment-in-kind interest and dividend income	297	100	737	393

Dividend income:
Non-control/non-affiliate investments	—	—	—	560
Affiliate investments	—	24	—	179

Total dividend income	—	24	—	739

Other income:
Non-control/non-affiliate investments	78	—	86	174
Affiliate investments	—	—	—	67

Total other income	78	—	86	241

Total investment income	3,748	3,372	10,389	13,342

EXPENSES
Interest and financing expenses	1,558	2,296	5,877	8,061
Base management fee	927	1,111	2,928	3,781
Directors expense	135	103	358	309
Administrative service fees	175	200	426	900
General and administrative expenses	771	1,172	2,597	2,550

Total expenses	3,566	4,882	12,186	15,601

NET INVESTMENT INCOME (LOSS)	182	(1,510)	(1,797)	(2,259)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized (loss) gain on investments:
Non-control/non-affiliate investments	23	7,425	15,489	(1,866)
Affiliate investments	—	—	—	2,215
Control investments	(5,215)	—	(5,215)	—

Net realized (loss) gain on investments	(5,192)	7,425	10,274	349
Net change in unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	652	(6,169)	(16,993)	4,269
Affiliate investments	(3,825)	(2,842)	(2,348)	1,190
Control investments	5,222	(390)	2,011	(1,420)

Net change in unrealized appreciation (depreciation) on investments	2,049	(9,401)	(17,330)	4,039

Total net realized and change in unrealized (loss) gain on investments	(3,143)	(1,976)	(7,056)	4,388

Net realized loss on extinguishment of debt	—	—	—	(815)

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(2,961)	$(3,486)	$(8,853)	$1,314

NET (DECREASE) INCREASE IN NET ASSETS PER SHARE RESULTING
FROM OPERATIONS – BASIC & DILUTED	$(1.09)	$(1.29)	$(3.27)	$0.48
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC & DILUTED	2,711,068	2,711,068	2,711,068	2,711,068
DISTRIBUTIONS PAID PER SHARE	$—	$—	$—	$—